UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 26, 2010

ONE LIBERTY PROPERTIES, INC.
(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other	(Commission file No.)	(IRS Employer
jurisdiction of		I.D. No.)
incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:     516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2010, One Liberty Properties, Inc. entered into that certain Second Amended and Restated Loan Agreement, dated as of March 31, 2010, with VNB New York Corp., Bank Leumi USA, Israel Discount Bank of New York and Manufacturers and Traders Trust Company, which amends and restates its prior credit facility.  The Second Amended and Restated Loan Agreement reduces One Liberty’s permitted borrowings from $62.5 million to $40 million, extends the expiration date of the credit facility to March 31, 2012, and increases the interest rate to the greater of 90-day LIBOR plus 3% or 6% per annum.   The material terms of the credit facility are summarized as follows; however, reference is made to the Second Amended and Restated Loan Agreement, annexed hereto as Exhibit 10.1, for the specificity of such terms:

Borrower:	One Liberty Properties, Inc.

Lenders:	VNB New York Corp., Bank Leumi USA, Israel Discount Bank of New York and Manufacturers and Traders Trust Company

Guarantors:
All of One Liberty’s subsidiaries whose properties are not encumbered by mortgage debt guaranteed the credit facility. One Liberty’s subsidiaries formed post-closing are required to become guarantors so long as their properties are not encumbered by mortgage debt. Subject to certain conditions, a guarantor may be released from its guaranty when it mortgages its property.

Amount of Facility:	$40,000,000, of which $27 million is currently outstanding as of the date hereof

Total Indebtedness:
One Liberty’s total secured and unsecured indebtedness may not exceed 65% of the value (as defined) of its unencumbered properties and it must maintain unencumbered properties with a value of at least $30 million.  Value is calculated as base rent less operating expenses and an assumed 2% management fee, capitalized at 10%.

Loan Type:	The credit facility is a revolving facility (i.e. funds can be borrowed, repaid and borrowed again)

Use of Proceeds:
The funds borrowed may be used for the acquisition of commercial real estate; repayment of mortgage debt; and for any other purpose, provided, if used for a purpose other than a property acquisition or mortgage repayment, it will not exceed the lesser of $6 million or 15% of the permitted borrowing base.

Maturity Date:	March 31, 2012

Interest Rate:	Equals the greater of (i) 90-day LIBOR plus 3% or (ii) 6% per annum

Fees:	One Liberty paid an aggregate of $400,000 in commitment fees in connection with the credit facility.

One Liberty also is required to pay an “unused facility fee” payable monthly, equal to .25% per annum of the difference between the outstanding loan balance and $40,000,000, the maximum loan amount.

Required Balances:	One Liberty and its affiliates are to maintain balances with each lender in qualifying accounts of at least 10% of the average outstanding balances with each lender.

Financial Covenants:	The Second Amended and Restated Loan Agreement contains several covenants and restrictions. Set forth below are the material financial covenants:

(a)	One Liberty and its subsidiary guarantors will maintain a ratio of Total Secured Debt to Total Secured Value of not greater than 0.70 to 1.00;
(b)	One Liberty and its subsidiary guarantors will maintain a ratio of Total Debt to Total Value of not greater than 0.70 to 1.00;
(c)	One Liberty and its subsidiary guarantors shall not permit its Investment in Venture Interests to exceed $25 million;
(d)	One Liberty and its subsidiary guarantors shall own at least five Unencumbered Properties having a minimum Total Unsecured Value of $30 million;
(e)	One Liberty and its subsidiary guarantors will not permit the ratio of (i) Consolidated EBITDA for any fiscal quarter, to (ii) Fixed Charges for such period, to be less than 1.25 to 1.00;
(f)	One Liberty will maintain a Tangible Net Worth of at least $144 million;
(g)	One Liberty will maintain average outstanding collected deposit balances of not less than $4 million;
(h)	One Liberty will not have a Net Deficit as of the end of any fiscal year;
(i)	One Liberty’s ratio of (i) total Adjusted Net Operating Income, to (ii) Debt Service, shall not be less than 1.65 to 1.00.

Capitalized terms are specifically defined in Second Amended and Restated Loan Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Second Amended and Restated Loan Agreement, dated as of March 31, 2010, between VNB New York Corp., Bank Leumi USA, Israel Discount Bank of New York and Manufacturers and Traders Trust Company, as lenders, and One Liberty Properties, Inc., as borrower

99.1	Press release dated May 26, 2010.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: May 27, 2010	By:	/s/ Simeon Brinberg
Simeon Brinberg
Senior Vice President